Exhibit
Number         Exhibit Description

EX-21.1 Financial Statements of Mecca Apartments II, for the years ended December 31, 1998 and 1997 together with auditors report thereon; a significant subsidiary of the Partnership.

                               Mecca Apartments II

                                Table of Contents

Independent Auditors' Report                                        Page

Financial Statements

        Balance Sheet                                                 40
        Statement of Revenues and Expenses                            42
        Statement of Changes in Partners Deficit                      43
        Statement of Cash Flows                                       44
        Notes to Financial Statements                                 46

                               Mecca Apartments II
                       (A California Limited Partnership)









                              Financial Statements
                 For The Years Ended December 31, 1998 and 1997

                          INDEPENDENT AUDITOR'S REPORT


To the Partners of
Mecca Apartments II


We have audited the accompanying balance sheets of Mecca Apartments II, as of December 31, 1998, and 1997, and the related statements of income and changes in partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the project's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted. auditing standards, Government Auditing Standards issued by the Comptroller General of 'the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation, We believe that our audit provides a reasonable basis for our opinion. In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mecca Apartments II, as of December 31, 1998, and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Our audit was conducted for the purposes of forming an opinion on the basic, financial statements taken as a whole. The supporting information included in the report are presented for the purposes of additional analysis and are not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.


                                                  ROBERT G. CLAPHAM
                                                  ACCOUTANCY CORPORATION




February 12, 1999

                               MECCA APARTMENTS II

                                 BALANCE SHEETS

                          At December 31, 1998 and 1997

                 See accompanying notes to financial statements

                               1998                       1997
                               ----                       ----

ASSETS

Cash-on hand                  $    100                  $    100
    -revenue accounts          107,107      107,207       63,367        63,467
                              --------                  --------

Accounts receivable
    -tenants (net of
    allowance for
    uncollectible rent
    -$331-12/31/97                              723                      2,649

Prepaid expenses
and deposits                                  3,378                      1,635

Deposits for taxes
and insurance                                20,435                     35,166

Tenants' security
deposits                                     20,318                     19,388
                                         ----------                -----------

Total current assets                        152,061                    122,305

Replacement reserve                          49,562                     34,303

Operating reserve                            68,142                     58,981

Land                            259,698                   259,698
Buildings and improvements    3,961,851                 3,961,851
Furniture and equipment         139,749                   139,749
                             ----------                ----------

                              4,361,298                 4,361,298

Less accumulated
depreciation                    436,134   3,925,164       319,459    4,041,839
                             ----------                ----------

Deferred organization
 and  financing                             225,616                    259,948
 costs, less accumulated                 ----------                -----------
 amortization


                                        $ 4,420,545               $  4,517,376
                                         ==========                ===========



                 See accompanying notes to financial statements

                               MECCA APARTMENTS II

                          At December 31, 1998 and 1997

                                     1998                       1997
                                     ----                       ----
LIABILITIES

Accounts payable, trade                 $     5,622               $      5,966

Accrued interest                              5,426                      5,469

Tenants' security deposits                   21,522                     18,046

Prepaid rents                                   634                      1,453

Portion of notes  payable
due within one year                           6,106                      5,568
                                         ----------                -----------
Total current liabilities                    39,310                     36,502

Deferred laundry income                       3,420                      5,340

Notes payable, secured by
real property                  2,518,529                 2,524,097

Less current portion due
within one year                    6,106  2,512,423          5,568   2,518,529
                              ----------                ----------

Deferred interest                           235,876                    163,939

Partners' capital                         1,629,516                  1,793,066
                                         ----------                 ----------

                                        $ 4,420,545                $ 4,517,376
                                         ==========                 ==========


                 See accompanying notes to financial statements
                                       41

                               MECCA APARTMENTS II

                       STATEMENT OF REVENUES AND EXPENSES

                 For The Years Ended December 31, 1998 and 1997

                                      1998                       1997
                                      ----                       ----

Tenants' rent, gross
 potential                 $    263,784               $   262,286
Less vacancy loss                12,181      251,603       21,719       240,567
                             -----------                ----------

Laundry concession                8,933                     9,430
Interest income                   6,725                     2,922
Other income                      4,187       19,845        4,810        17,162
                             -----------   ----------   ----------   -----------

                                             271,448                    257,729
                                           ----------                -----------

Administrative
   Salaries                      18,793                    23,947
   Office expenses                1,769                     1,544
   Management fee                24,780                    23,330
   Telephone                        600                       536
   Legal                          1,625                         -
   Auditing                       5,750                     6,300
   Bad debts                        836                         -
   Other                          2,523       56,676        4,138        59,795
                             -----------                ----------

Utilities
   Electricity                    5,596                     5,678
   Water and sewer               10,912                    10,078
   Gas                            1,962       18,470        2,111        17,867
                            -----------                ----------

Operating and
 Maintenance
   Exterminating                  1,031                     1,667
   Rubbish                        9,999                     7,309
   Grounds                       12,062                    12,373
   Materials and supplies         5,430                     2,457
   Repairs contract
    and payroll                  11,931                    12,859
   Painting and decorating        2,943       43,396        1,411        38,076
                            -----------                ----------

Depreciation                                 116,675                    118,007

Taxes and Insurance
   Real property taxes           13,659                    21,976
   Other taxes                    3,434                     3,338
   Insurance                     11,063       28,156        9,653        34,967
                            -----------                ----------

Interest, less
  reimbursement                              137,293                    137,787

Amortization                                  34,332                     34,235
                                          ----------                -----------

                                             434,998                    440,734
                                          ----------                -----------

Net income (loss)
 for the year                            $  (163,550)              $   (183,005)
                                          ==========                ===========

                 See accompanying notes to financial statements

                               MECCA APARTMENTS II

                    STATEMENT OF CHANGES IN PARTNERS' DEFICIT

                 For The Years Ended December 31, 1998 and 1997


Capital, December 31, 1996                                 $   1,976,071

Net loss for the year ended December 31, 1997                   (183,005)
                                                            ------------

Capital, December 31, 1997                                     1,793,066

Net loss for the year ended December 31, 1998                   (163,550)
                                                            ------------

Capital, December 31, 1998                                 $   1,629,516
                                                            ============


















                 See accompanying notes to financial statements

                               MECCA APARTMENTS II

                             STATEMENT OF CASH FLOWS

                 For The Years Ended December 31, 1998 and 1997


                                                1998                      1997
                                                ----                      ----

Cash Flows provided by (Used for)
  Operating Activities
    Cash collected from tenants and      $    263,466               $   244,249
      concessionaires
    Cash paid to suppliers and               (144,865)                 (160,114)
      employees
    Interest paid - mortgage                  (65,399)                  (65,888)
    Interest collected                          6,725                     2,922
    Withdrawals from (deposits to)             13,801                    26,204
      restricted cash, net                -----------                ----------


Net cash flows provided by (used for)
  operating activities                                      73,728                       47,373

Cash Flows Provided by (Used for)
  Financing Activities
  Payments on loans                            (5,568)                   (5,078)
                                          -----------                ----------

Net cash flows provided by (used for)
  financing activities                                      (5,568)                      (5,078)

Cash Flows Provided by (Used for)
  Investing Activities

    Release of deposit by lender                    -                     7,075
    Payments for additions to property
      and deferred costs                            -                    (7,075)
    Deposits to restricted cash               (24,420)                  (22,604)
                                          -----------                ----------

Net cash flows provided by (used for)                      (24,420)                     (22,604)
  investing activities                                      ------                      -------


Increase (decrease) in cash                                 43,740                       19,691

Unrestricted cash, beginning of year                        63,467                       43,776
                                                        ----------                    ---------

Unrestricted cash, end of year                         $   107,207                  $    63,467
                                                        ==========                  ===========

                 See accompanying notes to financial statements
                                       44

                               MECCA APARTMENTS II

                 For The Years Ended December 31, 1998 and 1997


                                           1998                       1997
                                           ----                       ----
Reconciliation of Net Income
 with Cash
Provided by (Used for) Operating
  Activities

  Net income (loss) for the year    $  (163,550)          $ (183,005)
  Add depreciation and amortization     151,007              152,242
  Deferred interest                      71,937               71,938
  Deferred income                        (1,920)   57,474     (1,920)    39,255
                                     ----------           ----------

  (Increase) decrease in assets:          1,926                 (510)
    Accounts receivable                  (1,743)               9,998
    Prepaid expenses and deposits        13,801               26,204
    Restricted cash

  Increase (decrease) in liabilities:
    Accounts payable and accrued           (387)             (26,968)
      liabilities
    Other liabilities                     2,657    16,254       (606)    8,118
                                      ---------  --------  --------  ---------

Cash flows provided by (used for)               $  73,728            $  47,373
  operating activities                           ========             ========
















                 See accompanying notes to financial statements
                                       45

                               MECCA APARTMENTS II

                          NOTES TO FINANCIAL STATEMENTS

                 For The Years Ended December 31, 1998 and 1997



NOTE 1 - ORGANIZATION

The partnership was organized to develop and operate low-income housing in the City of Mecca, California. The property included in the financial statements consists of sixty units of rental housing. The partnership has entered into an agreement with the State of California Tax Credit Allowance Committee; under the terms of which the partnership will be allocated federal low-income housing credits which will be passed through to the partners for the ten year period following initial occupancy of the housing. The credits are to be 8.72% of the eligible basis up to a maximum credit of $387,873 per year. Agreements with the Tax Credit Allocation Committee and the lender place substantial restrictions on the use and operation of the housing, including restrictions on rents, expenditures and withdrawals and requirements that various restricted cash deposits be maintained.

NOTE 2 - ACCOUNTING PRINCIPLES

The partnership uses the accrual basis, in that income is recorded as earned and expenses as they are incurred.

Income from rents is recorded at the gross potential amount, with losses due to vacancy of bad debts shown as reductions of income and free or reduced-rate occupancy by on-site employees is shown as an expense. Losses from bad debts are recorded at the time a tenant vacates a unit owing more than the amount of the security deposit.

Expenses incurred that expire over a period of time are pro-rated over the time period.

Property and equipment is recorded at cost; depreciation is provided using the straight-line method over estimated lives of 40 years for the building and 5 to 7 years for furnishings. Repairs and routine replacement of assets will be recorded as a current expense. Major renovations or replacements of a significant part of a group of assets are recorded as additions to property and disposal of the assets being replaced.

Estimates are used to determine amounts in financial statements. Actual results may vary from those estimates.

Expenses being incurred during the construction period related to the organization or to financing have been deferred. These costs will be amortized over a thirty-year period on the straight-line method for $219,053 of financing costs, and a five-year period for $135,099 of organization costs.

During 1996 the developer, formerly a general partner, was required to pay certain costs and expenses under the terms of a completion guarantee. Of the amount so paid, $494,597, $144,920 has been applied as a reduction of 1996 interest expense, $137,291 as reimbursement of 1995 interest expense, $91,378 as reimbursement of financing costs, and the balance $121,006, as a reduction of the developer's fee.

                              MECCA APARTMENTS II

                          NOTES TO FINANCIAL STATEMENTS

                 For The Years Ended December 31, 1998 and 1997


NOTE 3 - ACCOUNTS RECEIVABLE

The details of accounts receivable are presented in the supplementary data following the financial statements.

NOTE 4 - PREPAID EXPENSES AND DEPOSITS

At December 31, 1998, prepaid expenses consisted of the following:

     Insurance                                          $      3,378
                                                         ===========

NOTE 5 - REPLACEMENT RESERVE DEPOSITS

The partnership is required to make deposits of $1,193 per month to a savings account at Southern California Bank to accumulate funds for the replacement of assets, and $454 to another account as an operating reserve. A schedule of the activity in these reserve accounts is included in the supplementary data.

NOTE 6 - NOTES PAYABLE

The notes payable consist of a loan with an original balance of $715,000 payable in monthly installments of $5,914, including interest at 9.25% per annum, due January 1, 2026, a loan with a balance of $500,000 from the County of Riverside Home Funds, payable together with accumulated simple interest of 6.5% per annum, over a fifteen-year period beginning May, 2010, in monthly payments of $8,469 including interest at 6.5% per annum, and a loan with a balance of $1,314,577 from the Rental Housing construction program of the State of California Department of Housing and Community Development, bearing simple interest at 3% per annum, on which payments of interest and principal will be deferred, unless the operation of the property generates surplus cash in excess of allowable distributions.

The amounts of principal due in each of the five years after December 31, 1998, except for payments that might be required from surplus cash, and the amount due after five years are as follows:

            1999                                          $      6,106
            2000                                                 6,694
            2001                                                 7,341
            2002                                                 8,050
            2003                                                 8,827
      Thereafter                                             2,481,511
                                                          ------------

                                                          $  2,518,529
                                                          ============

NOTE 7 - PROPERTY TAXES

The managing general partner is Indio Housing Development Corporation, an organization exempt from income taxes under the provisions of Internal Revenue Code Section 501(c)(3). As a provider of rental housing to qualifying low income families, the partnership qualifies for a welfare exemption from a portion of the property taxes assessed by the County of Riverside

                                       47